                                                                      EXHIBIT 12

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)

                                                             Three Months Ended          Six Months Ended
                                                                  June 30,                   June 30,
                                                          -----------------------    -----------------------
                                                             2004         2003          2004         2003
                                                           Restated     Restated      Restated     Restated
                                                          ----------   ----------    ----------   ----------
Earnings:
Income (loss) before income taxes .....................   $     70.9   $    (59.0)   $     94.9   $    (45.3)

    Adjustments:
       Minority interest in losses of consolidated
        Subsidiaries ..................................           --           --            --           --
       Undistributed (income) loss of less than
        50% owned investments .........................           --           --            --           --
       Distributions from less than 50% owned
        Investments ...................................           --           --            --           --
       Fixed charges ..................................         29.3         32.8          58.1         64.2
                                                          ----------   ----------    ----------   ----------
    Earnings ..........................................        100.2        (26.2)        153.0         18.9
                                                          ----------   ----------    ----------   ----------
Fixed charges, including preferred accretion:
    Interest expense, including debt discount
     Amortization .....................................         23.4         26.6          45.9         52.5
    Accretion of redeemable convertible preferred
     Stock ............................................           --           --            --           --
    Amortization of debt issuance costs ...............          1.3          1.4           2.7          2.7
    Portion of rental expense representative of
     interest factor (assumed to be 33%) ..............          4.6          4.8           9.5          9.0
                                                          ----------   ----------    ----------   ----------
    Fixed charges .....................................   $     29.3   $     32.8    $     58.1         64.2
                                                          ----------   ----------    ----------   ----------
    Ratio of earnings to fixed charges ................          3.4x          --(1)        2.6x          --(1)
                                                          ==========   ==========    ==========   ==========
    Amount of earnings deficiency for coverage of
     fixed charges ....................................   $       --   $     59.0    $       --         45.3
                                                          ==========   ==========    ==========   ==========

(1) Less than 1.0x